Exhibit 99.1

Encorium Reports 2008 First Quarter Financial Results

Business Highlights

•	Backlog increases to $40.4 million at March 31, 2008 from $38.7 million at December 31, 2007

•	New business awards of $6.3 million in first quarter of 2008

•	Conference Call at 11:00 AM ET tomorrow

WAYNE, PA, May 14, 2008 — Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational clinical research organization (CRO) conducting studies in over 30 countries for many of the world’s leading pharmaceutical and biotechnology companies, today announced its financial results for the first quarter ended March 31, 2008.

Kai Lindevall, M.D., Ph.D., Chief Executive Officer of Encorium stated, “Encorium is in a strong position to win significant contracts in the coming weeks and months. Our pipeline of new business currently stands at $35 million, and we feel confident that we can convert a number of these opportunities into signed contracts. We were hopeful to have a greater amount of business signed in the first quarter, but certain delays pushed these decisions into the second quarter of 2008. We look forward to keeping you apprised of our progress in this regard.”

Mr. Lindevall continued, “As we have noted in our past releases, our goal has not only been to sign new business and grow the top-line, but to also properly manage our expenses. As a result, we recently implemented a number of cost-cutting initiatives, including re-negotiating certain property leases in North America and reducing staff by 3%. These actions reflect our commitment to investing in areas that create shareholder value as well as our effort to aggressively managing internal efficiencies. Collectively, these actions are expected to produce annual cost savings of approximately $1 million beginning in the second quarter of 2008, a portion of which will be reinvested into our business development organization throughout the year. In connection with the staff reduction, Encorium expects to take an immaterial charge in the second quarter of 2008. These were difficult, but necessary, decisions as we strive to grow our business on a profitable basis.”

2008 First Quarter Financial Results

Net revenue for the first quarter of 2008 decreased to $7.5 million from $8.8 million in the comparable prior year period. Net revenues for the Company’s European operations were $5.4 million, while the Company’s North American operations reported $2.1 in net revenues. The decline in revenues is primarily due to a decrease in the number of contacts and related contract values of active clinical studies being conducted in North America during the first quarter of 2008 compared to the prior year period. The Company’s net revenues from European operations reflected a benefit of $670,000 due to foreign exchange fluctuations for the first quarter of 2008 compared to the same prior year period.

Direct expenses for the quarter ended March 31, 2008 were $5.5 million, or 74% of net revenues, versus $5.0 million, or 57% of net revenues, for the comparable prior year period. The increase in direct expenses resulted principally from unfavorable foreign currency fluctuations for the first quarter of 2008 compared to the same prior year period. In addition, direct expenses increased as a result of staff additions needed to meet the resource requirements of active clinical studies being conducted by the Company’s European operations during the quarter, partially offset by lower employee utilization levels in the Company’s North American operations.

Selling, general, and administrative expenses (SG&A) were $3.5 million, or 46% of net revenue, for the three months ended March 31, 2008, as compared to $3.1 million, or 35% of net revenue, for the three months ended March 31, 2007. The increase in SG&A expense was primarily due to higher professional fees and marketing expenses incurred, as well as unfavorable foreign currency fluctuations during the first quarter of 2008, compared to the same prior year period.

Depreciation and amortization expense increased to $645,000 from $613,000 in the first quarter of 2007, primarily the result of depreciation expense related to clinical software purchased and placed into service beginning in the second quarter of 2007. Amortization of intangibles from the Remedium business combination was $498,000 for the three months ended March 31, 2008 and 2007, respectively.

The Company reported a net loss for the first quarter of 2008 of $2.0 million, or $0.10 per diluted share, based on 20.6 million common shares outstanding, compared to net income of 109,000 for the first quarter of 2007, or $0.01 per diluted share, based on 17.8 million common shares outstanding.

Backlog

Backlog for the period ended March 31, 2008 was approximately $40.4 million versus approximately $38.7 million as of December 31, 2007, an increase of $1.7 million.

Investor Conference Call

Encorium will hold a conference call on May 15, 2008 at 11:00 AM (ET) to discuss these results. To participate in the live call by telephone, please dial (866) 550-5902, or for international callers, please dial (706) 643-2029. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at www.encorium.com, or by clicking the following link:

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=30419&c=ENCO&mediakey=8D0CCC8056BF006AC8E8CDD8B7D1D4A1&e=0

Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization that is a leader in the design and management of complex clinical trials and patient registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, endocrinology/metabolism, diabetes, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xi) our backlog may not be indicative of future revenues and may not generate the revenues expected; (xii) our ability to successfully integrate the business of Remedium Oy which we acquired on November 1, 2006; and (xiii) ability of the combined businesses to operate successfully, generate revenue growth and operating profits. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group’s investor relations department or The Equity Group Inc.

INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

Adam Prior: (212) 836-9606

aprior@equityny.com

www.theequitygroup.com

ENCORIUM GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2008	2007
Net revenue	$7,483,606	$8,811,346
Reimbursement revenue	1,106,030	1,262,351

Total Revenue	8,589,636	10,073,697

Operating Expenses
Direct	5,539,671	5,008,936
Reimbursement out-of-pocket expenses	1,106,030	1,262,351
Selling, general and administrative	3,472,871	3,093,817
Depreciation and amortization	645,277	612,720

Total Operating Expenses	10,763,849	9,977,824

(Loss) Income from Operations	(2,174,213)	95,873

Interest Income	54,573	52,848
Interest Expense	(3,103)	(10,256)

Net Interest Income	51,470	42,592

Net (Loss) Income before Income Taxes	(2,122,743)	138,465

Income Tax (Benefit) Expense	(115,363)	29,732

Net (Loss) Income	$(2,007,380)	$108,733

Net (Loss) Income per Common Share
Basic	$(0.10)	$0.01
Diluted	$(0.10)	$0.01

Weighted Average Common and Common Equivalent Shares Outstanding
Basic	20,603,140	17,324,898
Diluted	20,603,140	17,806,714

ENCORIUM GROUP, INC.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31, 2008	December 31, 2007
Assets
Current Assets
Cash and cash equivalents	$6,540,185	$9,109,456
Investigator advances	450,975	551,697
Accounts receivable, less allowance of $97,000 for March 31, 2008 and December 31, 2007, respectively	6,701,684	4,824,795
Prepaid expenses and other	1,092,734	867,651
Prepaid taxes	20,201	4,031
Costs and estimated earnings in excess of related billings on uncompleted contracts	987,194	994,777

Total Current Assets	15,792,973	16,352,407

Property and Equipment, Net	1,236,808	1,293,616

Intangible Assets
Goodwill	15,388,299	15,388,299
Other intangibles, Net	3,706,636	4,204,825

Other assets	347,772	291,148

Total Assets	$36,472,488	$37,530,295

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,899,121	$1,366,905
Accrued expenses	3,622,399	3,696,404
Deferred taxes	165,055	316,675
Obligations under capital leases	30,155	29,688
Billings in excess of related costs and estimated earnings on uncompleted contracts	3,694,504	3,329,869
Customer advances	3,234,833	3,244,834

Total Current Liabilities	12,646,067	11,984,375

Long Term Liabilities
Obligations under capital leases	110,797	117,723
Deferred taxes	876,308	876,308
Other liabilities	440,200	446,253

Total Long Term Liabilities	1,427,305	1,440,284

Total Liabilities	14,073,372	13,424,659

Stockholders’ Equity
Common stock, $.001 par value 35,000,000 shares authorized, 20,834,004 shares issued and outstanding	20,834	20,834
Additional paid-in capital	32,225,332	32,154,227
Additional paid-in capital warrants	905,699	905,699
Accumulated deficit	(10,671,334)	(8,663,954)
Accumulated other comprehensive income	616,809	387,054

Less:	23,097,340	24,803,860
Treasury stock, at cost, 230,864 shares	(698,224)	(698,224)

Total Stockholders’ Equity	22,399,116	24,105,636

Total Liabilities and Stockholders’ Equity	$36,472,488	$37,530,295